Exhibit 10.25

GENESIS MICROCHIP INC.

OPTION EXCHANGE AGREEMENT

This Option Exchange Agreement (the “Agreement”) is being offered as of December 1, 2003 (the “Offering Date”) to Raphael Mehrbians (the “Executive”) by Genesis Microchip Inc. (the “Company”). If accepted by the Executive, this Agreement will become effective at 5:00 p.m., Pacific Time, on the date that is twenty (20) Business Days (as defined below) after the Offering Date (the “Effective Date”) unless the Executive withdraws his acceptance of this Agreement prior to the Effective Date. This Agreement must be accepted by the Executive prior to the Effective Date or shall be null and void and shall have no further force and effect.

For purposes of this Agreement, a “Business Day” shall mean any day other than any Saturday, Sunday or U.S. Holiday.

WHEREAS, the Company granted the Executive a stock option to purchase 50,000 shares of Company common stock on February 8, 2002 at an exercise price of $44.07 (the “Old Option”) pursuant to the Company’s 1997 Employee Stock Option Plan (the “Plan”).

WHEREAS, the Old Option has an exercise price per share that is significantly higher than the current market price of the Company’s common stock. The Company is offering the Executive the opportunity to exchange the Old Option for new options that will have an exercise price equal to the market value of the shares on the New Option Grant Date (as defined below) in order to provide the Executive with the benefit of owning options that over time may have a greater potential to increase in value. The Company believes this will create better performance incentives for the Executive and, as a result, will maximize stockholder value.

WHEREAS, the Executive and the Company both desire to cancel the Old Option in its entirety in exchange for the Company’s commitment to grant the executive a new option at least six months plus one day after the Old Option is cancelled.

THEREFORE, The Executive and the Company agree as follows:

1. The Old Option shall be cancelled and disposed of to the Company immediately following the Effective Date and following such cancellation, the Executive shall have no rights whatsoever with respect to the Old Option.

2. In exchange for the cancellation of the Old Option, the Company shall grant Executive a stock option to purchase sixteen thousand, six hundred and sixty-seven (16,667) shares of common stock of the Company (the “New Option”) pursuant to the terms and conditions indicated herein.

3. The Executive shall receive the New Option on the first business day that is at least six (6) months and one (1) day from the date the Old Option is cancelled (the “New Option Grant Date”); provided, however, that the Executive shall not be entitled to receive a New Option if the Executive is not an employee, director or consultant of the Company on the New Option Grant Date.

4. The New Option shall be subject to the terms and conditions of the 1997 Employee Stock Option Plan and a stock option agreement between the Company and the Executive in substantially the form attached hereto as Exhibit A.

5. The New Option shall be an incentive stock option to the maximum extent permitted by law.

6. The New Option shall have an exercise price per share equal to the fair market value of the Company’s common stock on the New Option Grant Date, based on the closing price reported by the Nasdaq National Market for our common stock on the New Option Grant Date. The Executive understands and acknowledges that the exercise price of his New Option may be higher or lower than the exercise price of the Old Option.

7. The New Option shall vest in accordance with the following schedule, subject to the Executive’s continued employment or service with the Company on each relevant vesting date: On the date your new option is granted, you will be 56.25% vested in your new option. The remainder of your option will vest in equal monthly installments over the 21 months following the date of option grant, provided you remain a service provider to the Company on each relevant vesting date.

8. The Company agrees that any successor to the Company shall be bound by this Agreement.

9. The Executive acknowledges that by accepting and not withdrawing his acceptance to this Agreement, he shall not be eligible to receive any stock option to purchase Company common stock prior to the New Option Grant Date.

10. The Executive acknowledges that he has had the opportunity to consult counsel and his tax advisors prior to entering into this Agreement. The Executive further acknowledges that he has read and understands the summary of material U.S. federal income tax consequences related to the Agreement, which is attached hereto as Exhibit B.

11. The Executive acknowledges that he is aware of the Company’s business affairs and financial condition, including the risks related to the Company’s business as set forth in the Company’s filings with the Securities and Exchange Commission on Form 10-Q and Form 10-K, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into this Agreement.

12. The Executive acknowledges and agrees that this Agreement does not affect the “at-will” nature of his employment with the Company and that his employment with the Company can be terminated by the Executive or the Company at any time, with or without cause or notice.

13. The Executive understands and acknowledges that if he does not, for any reason, remain an employee of or service provider to the Company on the New Option Grant Date, Executive will not receive a New Option nor will Executive receive any consideration for the Old Option he elected to have canceled pursuant to this Agreement.

14. The Executive may withdrawal his consent to this Agreement at any time before the Effective Date by hand delivering a copy of this Agreement with the “Withdrawal” section, below, properly filled out and executed to Ken Murray. Such a withdrawal will only be effective upon Ken Murray’s receipt of the withdrawal.

15. This Agreement and the Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto.

IN WITNESS WHEREOF, this Agreement is entered into as of the date set forth below.

GENESIS MICROCHIP INC.

By:	/s/ Ken Murray

Its:	VP HR

ACCEPTED BY EXECUTIVE:

/s/ Raphael Merhbians

Raphael Merhbians

DATE:	12/17/03

WITHDRAWAL OF ACCEPTANCE

Do Not Execute Unless You Wish to Withdraw Your Acceptance to the Agreement

I, Raphael Mehrbians, wish to withdraw my acceptance to the Option Exchange Agreement, which I originally accepted on             . I understand that if Ken Murray at the Company receives this withdrawal after the Effective Date, this withdrawal will have no effect and I will be bound by my acceptance of the Option Exchange Agreement.

WITHDRAWAL OF ACCEPTANCE BY:

EXECUTIVE

Raphael Mehrbians

DATE:

RECEIVED BY GENESIS MICROCHIP:                                                      , Its:

DATE:

EXHIBIT A

(Attached 1997 Stock Option Plan)

EXHIBIT B

SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Agreement. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction with respect to the federal, state and local tax consequences of the Agreement, as the tax consequences to you are dependent on your individual tax situation.

You should not be required to recognize income for federal income tax purposes at the time of the exchange of your Old Option. We believe that the exchange will be treated as a non-taxable exchange.

Your New Option will be granted as an incentive stock option to the maximum extent allowable under the tax laws as in effect on the New Option Grant Date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

Incentive Stock Options.

Under current law, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the New Option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of your death or disability, if an option is exercised more than 3 months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least 2 years after the date the incentive stock option was granted, and

•	at least 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the New Option was exercised over the exercise price will be taxable income to you at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the New Option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the New Option was exercised.

Unless you engage in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Nonstatutory Stock Options.

Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the option, the difference between the exercise price of the New Option, and the fair market value of the shares subject to the New Option on the date of exercise will be compensation income taxable to you.

The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of accepting the Agreement.